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Exhibit (d)(2)

RULES OF

THE POLYCOM INC. 1996 STOCK INCENTIVE PLAN
(As amended 20 May 1999)

INLAND REVENUE APPROVED RULES FOR UK EMPLOYEES
("THE SUB-PLAN")

     Adopted by the Company on: February 7, 2000

Mike Kourey Secretary Polycom, Inc.

Approved by the Inland Revenue on:

Inland Revenue reference no:

PricewaterhouseCoopers
9 Greyfriars Road
Reading
Berkshire RG1 1JG
Tel: 01189 597111
Fax: 01189 607700
Ref: RFM/NJD/4751

SCHEDULE

RULES OF THE POLYCOM INC. 1996 STOCK INCENTIVE PLAN
INLAND REVENUE APPROVED RULES FOR UK EMPLOYEES
("THE SUB-PLAN")

1.  General

    This schedule to the Polycom, Inc. 1996 Stock Incentive Plan ("the Plan") sets out the Inland Revenue Approved Rules for UK Employees ("the Sub-Plan").

2.  Establishment of Sub-Plan

    Polycom, Inc. ("the Corporation") has established the Sub-Plan under Article One section III(D) of the Plan, which authorises the Corporation to establish sub-plans to the Plan(1).

3.  Purpose of Sub-Plan

    The purpose of the Sub-Plan is to enable the grant to, and subsequent exercise by, employees and directors in the United Kingdom, on a tax favoured basis, of options to acquire shares in the Corporation under the Plan.

4.  Inland Revenue approval of Sub-Plan

    The Sub-Plan is intended to be approved by the Inland Revenue under Schedule 9 to ICTA 1988.

5.  Rules of Sub-Plan

    The rules of the Plan, in their present form and as amended from time to time, shall, with the modifications set out in this schedule, form the rules of the Sub-Plan. In the event of any conflict between the rules of the Plan and this schedule, the schedule shall prevail.

6.  Relationship of Sub-Plan to Plan

    The Sub-Plan shall form part of the Plan and not a separate and independent plan.

7.  Interpretation

    In the Sub-Plan, unless the context otherwise requires, the following words and expressions have the following meanings:

Acquiring Company	a company which obtains Control of the Corporation in the circumstances referred to in rule 25;
Approval Date	the date on which the Sub-Plan is approved by the Inland Revenue under Schedule 9 to ICTA 1988;
Associated Company	The meaning given to that expression by section 187(2) of ICTA 1988;(2)

Close Company	The meaning given to that expression by section 414(1) of, and paragraph 8 of Schedule 9 to, ICTA 1988;(3)
Consortium	the meaning given to that word by section 187(7) of ICTA 1988;(4)
Control	the meaning given to that word by section 840 of ICTA 1988 and "Controlled" shall be construed accordingly;(5)
Date of Grant	the date on which an Option is granted to an Eligible Employee;
Eligible Employee	an Employee as defined in the Plan who is:
(a) An employee (other than a director) of the Corporation or a company participating in the Sub-Plan; or
(b)
a director (other than a non-executive director) of the Corporation or a company participating in the Sub-Plan who is contracted to work at least 25 hours per week for the Corporation and its subsidiaries or any of them (exclusive of meal breaks)

and who, in either case, does not have at the Date of Grant of an Option, and has not had during the preceding twelve months, a Material Interest in a Close Company which is the Corporation or a company which has Control of the Corporation or a member of a Consortium which owns the Corporation;
ICTA 1988	the Income and Corporation Taxes Act 1988;
Market Value	(a) in the case of an Option granted under the Sub Plan:
(i) if at the relevant time the shares are listed on the London or New York Stock Exchange, the market value as defined in Section L(ii) of the Appendix to the Plan.
(ii)
if paragraph (i) does not apply, the market value of a Share as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Inland Revenue Shares Valuation Division on the Date of Grant of the Option or such earlier date or dates as may be agreed with the Board of Inland Revenue;
(b)
in the case of an option granted under any other share option scheme, the market value of a common stock share in the capital of the Corporation determined under the rules of such scheme for the purpose of the grant of the option;
Material Interest	the meaning given to that expression by section 187(3) of ICTA 1988;(6)
New Option	an option granted by way of exchange under rule 25.1;
New Shares	the shares subject to a New Option referred to in rule 25.1;
Option	a subsisting right to acquire Shares granted under the Sub-Plan;
Optionee	an individual who holds an Option or, where the context permits, his legal personal representatives;

Ordinary Share Capital	the meaning given to that expression by section 832(1) of ICTA 1988; and
Shares	Shares of the Corporation's Common Stock

In this schedule, unless the context otherwise requires:

    words and expressions not defined above have the same meanings as are given to them in the Plan;

    the rule headings are inserted for ease of reference only and do not affect their interpretation;

    a reference to a rule is a reference to a rule in this schedule;

    the singular includes the plural and vice-versa and the masculine includes the feminine; and

    a reference to a statutory provision is a reference to a United Kingdom statutory provision and includes any statutory modification, amendment or re-enactment thereof.

8.  Companies participating in Sub-Plan

    The companies participating in the Sub-Plan shall be the Corporation and any company Controlled by the Corporation which has been nominated by the Corporation to participate in the Sub-Plan.

9.  Shares used in Sub-Plan

    The Shares shall form part of the Ordinary Share Capital of the Corporation and shall at all times comply with the requirements of paragraphs 10 to 14 of Schedule 9 to ICTA 1988.(7)

10. Grant of Options

    An option granted under the Sub-Plan shall be granted under and subject to the rules of the Plan as modified by this schedule.

11. Identification of Options

    An Option Certificate issued in respect of an Option shall expressly state that it is issued in respect of an Option. An option which is not so identified shall not constitute an Option.

12. Contents of Option Certificate

    An Option Certificate issued in respect of an Option shall state:

      that it is issued in respect of an Option;

      the date of grant of the Option;

      the number of Shares subject to the Option;

      the exercise price under the Option;

      any performance target or other condition imposed on the exercise of the Option;

      the date(s) on which the Option will ordinarily become exercisable; and

      the period(s) during which an Option may be exercised following cessation of employment.

13. Earliest date for grant of Options

    An Option may not be granted earlier than the Approval Date.

14. Persons to whom Options may be granted

    An Option may not be granted to an individual who is not an Eligible Employee at the Date of Grant.

    For the avoidance of doubt options may not be granted under the Sub-Plan to non-employee board members, consultants and other independent advisors.

15. Options non transferable

    An Option shall be personal to the Eligible Employee to whom it is granted and, subject to rule 24, shall not be capable of being transferred, charged or otherwise alienated and shall lapse immediately if the Optionee purports to transfer, charge or otherwise alienate the Option. Section I.F of Article Two of the Plan shall be read accordingly.

16. Limit on number of Shares placed under Option under Sub-Plan

    For the avoidance of doubt, Shares placed under Option under the Sub-Plan shall be taken into account for the purpose of section V of Article One of the Plan.

17. Inland Revenue limit (£30,000)

    Notwithstanding section V.B of Article One of the Plan, an Option may not be granted to an Eligible Employee if the result of granting the Option would be that the aggregate Market Value of the shares subject to all outstanding options granted to him under the Sub-Plan or any other share option scheme established by the Corporation or an Associated Company and approved by the Board of Inland Revenue under Schedule 9 to ICTA 1988 (other than a savings related share option scheme) would exceed sterling £30,000 or such other limit as may from time to time be specified in paragraph 28 of Schedule 9 to ICTA 1988(8). For this purpose, the United Kingdom sterling equivalent of the market value of a share on any day shall be determined by taking the highest buying price of the bid/offer spread for that day as shown in the Financial Times.

18. Exercise price under Options

    Notwithstanding section I.A of Article Two of the Plan, the amount payable per Share on the exercise of an Option shall not be less than the Market Value of a Share on the Date of Grant and shall be stated on the Date of Grant.

19  Exercise of Options by leavers

    For the purposes of the Sub-Plan, the terms of exercise of the Option on termination of employment must be specified in the Option Certificate at the Date of Grant. Article Two 2(ii) shall be disapplied for the purposes of the Sub-Plan.

20. Latest date for exercise of Options

    An Option may not be exercised more than ten years after the Date of Grant and any Option not so exercised by that time shall lapse immediately.

21. Material Interest

    An Option may not be exercised if the Optionee then has, or has had within the preceding twelve months, a Material Interest in a Close Company which is the Corporation or which is a company which has Control of the Corporation or which is a member of a Consortium which owns the Corporation.

22. Manner of payment for Shares on exercise of Options

    The amount due on the exercise of an Option shall be paid in cash or by cheque or banker's draft and may be paid out of funds provided to the Optionee on loan by a bank, broker or other person. Notwithstanding section I.A.2 of Article Two of the Plan, the amount may not be paid by the transfer to the Company of Shares nor may the Option be exercised using the procedure set out in section I.A.2.(iii). The date of exercise of an Option shall be the date on which the Corporation receives the amount due on the exercise of the Option.

23. Issue or transfer of Shares on exercise of Options

    The Corporation shall, as soon as reasonably practicable and in any event not later than thirty days after the date of exercise of an Option, issue or transfer to the Optionee, or procure the issue or transfer to the Optionee of, the number of Shares specified in the notice of exercise and shall deliver to the Optionee, or procure the delivery to the Optionee of, a Share Certificate in respect of such Shares together with, in the case of the partial exercise of an Option, an Option Certificate in respect of, or the original Option Certificate endorsed to show, the unexercised part of the Option, subject only to compliance by the Optionee with the rules of the Sub-Plan and to any delay necessary to complete or obtain:

23.1	the listing of the Shares on any stock exchange on which Shares are then listed;
23.2	such registration or other qualification of the Shares under any applicable law, rule or regulation as the Corporation determines is necessary or desirable; or
23.3	the making of provision for the payment or withholding of any taxes required to be withheld in accordance with any applicable law in respect of the exercise of the Option or the receipt of the Shares.

24. Death of Optionee

    If an Optionee dies before the tenth anniversary of the Date of Grant, his personal representatives shall be entitled to exercise his Options in accordance with Section I.C.1.(ii) of Article Two of the Plan. For the purposes of the Sub-Plan, reference in that section to the transfer of options by will or by the laws of descent and distribution shall be disapplied.

25. Change in Control of Polycom Inc.

25.1 Exchange of Options

    If a company ("Acquiring Company") obtains Control of the Corporation as a result of making:

25.1.1	a general offer to acquire the whole of the issued ordinary share capital of the Corporation which is made on a condition such that if it is satisfied the person making the offer will have Control of the Corporation; or
25.1.2	a general offer to acquire all the shares in the Corporation of the same class as the Shares an Optionee may, at any time during the period set out in rule 25.2, at the discretion of the Company and by agreement with the Acquiring Company, release his Option in whole or in part in consideration of the grant to him of a new option ("New Option") which is equivalent to the Option but which relates to shares ("New Shares") in:

25.1.3	the Acquiring Company;
25.1.4	a company which has Control of the Acquiring Company; or
25.1.5	a company which either is, or has Control of, a company which is a member of a Consortium which owns either the Acquiring Company or a company having Control of the Acquiring Company.

25.2 Period allowed for exchange of Options

    The period referred to in rule 25.1 is the period of six months beginning with the time when the person making the offer has obtained Control of the Corporation and any condition subject to which the offer is made has been satisfied. If it is determined by the Company that an Optionee may exchange his Option as set out in rule 25.1, Section III D of Article Two shall not apply. If during the period set out in this rule 25.2 the Optionee does not release his Option in consideration for the grant of a New Option, the Option shall lapse.

25.3 Meaning of "equivalent"

    The New Option shall not be regarded for the purpose of this rule 24 as equivalent to the Option unless:

25.3.1	the New Shares satisfy the conditions in paragraphs 10 to 14 of Schedule 9 to ICTA 1988; and
25.3.2
save for any performance target or other condition imposed on the exercise of the Option, the New Option will be exercisable in the same manner as the Option and subject to the provisions of the Sub-Plan as it had effect immediately before the release of the Option; and
25.3.3
the total market value, immediately before the release of the Option, of the Shares which were subject to the Option is as nearly as may be equal to the total market value, immediately after the grant of the New Option, of the New Shares (market value being determined for this purpose in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992); and

25.3.4
the total amount payable by the Optionee for the acquisition of the New Shares under the New Option is as nearly as may be equal to the total amount that would have been payable by the Optionee for the acquisition of the Shares under the Option.

25.4 Date of grant of New Option

    The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

25.5 Application of Sub-Plan to New Option

    In the application of the Sub-Plan to the New Option, where appropriate, references to "Corporation" and "Shares" shall be read as if they were references to the company to whose shares the New Option relates and the New Shares, respectively, save that in the definition of "Plan Administrator" the reference to "Corporation" shall be read as if it were a reference to Polycom Inc.

26. Rights attaching to Shares issued on exercise of Options

    All Shares issued on the exercise of an Option shall, as to any voting, dividend, transfer and other rights, including those arising on a liquidation of the Corporation, rank equally in all respects and as one class with the Shares in issue at the date of such exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of such exercise.

27. Amendment of Sub-Plan

    Notwithstanding section IV.A of Article Five the Plan, no amendment of the Sub-Plan shall take effect until it has been approved by the Inland Revenue.

28. Adjustment of Options

    Notwithstanding section V.D of Article One of the Plan, no adjustment may be made to an Option unless the adjustment is permitted by paragraph 29 of Schedule 9 to ICTA 1988(9) and, if so permitted, the adjustment shall not take effect until it has been approved by the Inland Revenue.

29. Exercise of discretion by Plan Administrator

    In exercising any discretion which it may have under the Sub-Plan, the Plan Administrator shall act fairly and reasonably.

30. Disapplication of certain provisions of Plan

    The provisions of the Plan dealing with and all references to:

      repurchase rights;

      stock appreciation rights;

      the Stock Issuance Program;

      the Automatic Option Grant Program; and

      Incentive Options;

    shall not form part of, and shall be disregarded for the purposes of the Sub-Plan.

Notes

(1)
Polycom, Inc. is the "grantor" as defined in paragraph 1 of Schedule 9 to ICTA 1988 because it has established the Sub-Plan. In most cases, it will also be Polycom, Inc. which grants options under the Sub-Plan, although this is not a requirement of UK tax legislation.

(2)
A company is treated as another's "associated company" at a given time if, at that time or at any other time within one year previously, one of the two has control of the other, or both are under the control of the same person or persons. A person is taken to have control of a company if he exercises, or is able to exercise or is entitled to acquire, direct or indirect control over the company's affairs and, in particular, if he possesses or is entitled to acquire the greater part of the company's issued share capital or the voting power in the company. UK tax legislation contains two definitions of control: the definition of control here is different from that in paragraph 4 below.

(3)
A close company is a company which is under the control (as defined in paragraph 1 above) of five or fewer participators (eg shareholders) or of any number of participators who are directors. There are attributed to a participator all the rights and powers (eg shares, voting power) of, inter alia, a company which he controls or of an "associate" (eg relative) of his. Ordinarily, a company is excluded from being a close company if it is non UK resident or 35% of the voting power in the company is held by the public and its shares have been listed, and the subject of dealings, on a recognised stock exchange within the preceding 12 months. However, for the purpose of the material interest test (see paragraph 5 below), this exclusion does not apply with the result that the normal definition of a "close company" is extended.

(4)
A company is a member of a consortium owning another company if it is one of a number of companies which between them beneficially own not less than three-quarters of the other company's ordinary share capital and each of which beneficially owns not less than one-twentieth of that capital.

(5)
Control means the power of a person to secure:

(a)
by means of the holding of shares or the possession of voting power in or in relation to that or any other body corporate; or

(b)
by virtue of any powers conferred by the articles of association or other document regulating that or any other body corporate that the affairs of the first-mentioned body corporate are conducted in accordance with the wishes of that person.

(6)
A person has a material interest in a company if he, either on his own or with one or more associates, or if any associate of his with or without such other associates:

(a)
is the beneficial owner of, or able, directly or through the medium of other companies, or by any other indirect means to control, more than 10 per cent of the ordinary share capital of the company; or

(b)
where the company is a close company, possesses, or is entitled to acquire, such rights as would, in the event of the winding-up of the company or in any other circumstances, give an entitlement to receive more than 10 per cent of the assets which would then be available for distribution among the participators.

(7)
The shares used in the scheme must be:

(a)
ordinary shares;

(b)
fully paid up;

(c)
not redeemable; and

(d)
save for certain limited exceptions, not subject to any restrictions which do not apply to all shares of the same class.

  The shares used in the scheme must be:

  (a)
  of a class listed on a recognised stock exchange; or

  (b)
  shares in a company which is not under the control of another company; or

  (c)
  shares in a company which is under the control of another company (other than a company which is, or would if resident in the UK be, a close company) whose shares are listed on a recognised stock exchange.

  The shares used in the scheme form part of the ordinary share capital of:

  (a)
  the grantor (ie the company which has established the scheme); or

  (b)
  a company which has control of the grantor; or

  (c)
  a company which either is, or has control of, a company which is a member of a consortium owning either the grantor or a company having control of the grantor.

  Where the company whose shares are to be used in a scheme has more than one class of ordinary share, the majority of the issued shares of the same class as those which are to be used must be either employee control shares (see below) or:

  (a)
  must not be held by persons (including trustees holding shares on behalf of such persons) who acquired their shares in pursuance of a right conferred on them or opportunity offered to them as directors or employees of any company, and not in pursuance of an offer to the public; and

  (b)
  if the shares are not listed on a recognised stock exchange and the company is under the control of another company whose shares are so listed, must not be held by companies which have control of the company whose shares are in question or of which that company is an associated company.

  Shares are employee control shares if:

  (a)
  the persons holding them are, by virtue of their holding of shares of that class, together able to control the company; and

  (b)
  those persons are, or have been, employees or directors of the company or of another company which is under the control of the company.

(8)
UK tax legislation imposes a limit (currently DIVIDED BY 30,000) on the "value" of the outstanding options which may be held by an individual participant in an Inland Revenue approved executive share option scheme.

(9)
The exercise price and the number of shares subject to an option may be adjusted to take account of a reorganisation of the company's share capital (eg rights issue, capitalisation issue, sub division, consolidation). An adjustment is not permitted to take account of the issue of consideration shares by the company on an acquisition.

U.K. Optionee

POLYCOM, INC.

NOTICE OF GRANT OF STOCK OPTION AND
ELECTION TO TRANSFER EMPLOYER'S SECONDARY
CLASS 1 NATIONAL INSURANCE LIABILITY

    Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Polycom, Inc. (the "Corporation"):

  Optionee:

  Grant Date:

  Vesting Commencement Date:

  Exercise Price: $                  per share

  Number of Option Shares:                  shares of Common Stock

  Expiration Date:

  Type of Option: Non-Statutory Stock Option

  Exercise Schedule: The Option shall become exercisable with respect to, (i) twenty-five percent (25%) of the Option Shares upon Optionee's completion of one (1) year of Service measured from the Vesting Commencement Date and (ii) the balance of the Option Shares in a series of thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36)-month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after the Optionee's cessation of Service.

    Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Polycom, Inc. 1996 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A.

    No Employment or Service Contract.  Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

    Definitions.  All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

    Income Tax Withholding.  Polyspan Ltd. ("the Employer") is Optionee's employer. Where, in relation to this Option, the Employer is liable, or is in accordance with current practice believed by the Employer to be liable, to account to the Inland Revenue for any sum in respect of income tax under Pay As You Earn ("PAYE") (and it is not reasonably practicable to make a withholding at source), the Option may not be exercised, assigned or released unless (as determined by the Employer) Optionee has at Optionee's election;

       (i) delivered cash or cleared funds to the Employer sufficient to discharge the PAYE tax due; or

      (ii) in the case of an exercise of an Option, has (a) arranged to sell sufficient shares which Optionee is entitled to receive on the exercise of the Option through a Corporation-designated broker and (b) instructed the broker to immediately remit sufficient funds from such sale to the Corporation to enable the Employer to satisfy the PAYE tax due. Such funds shall be transmitted to the Employer within 30 days of the exercise of the Option or (if earlier) within 14 days of the end of the tax month during which the exercise of the Option occurred.

    The question whether PAYE is to be accounted for, and if so, the amount due upon the exercise, assignment or release (as the case may be) shall be assessed by the Corporation having regard to the income tax rates in force at that time, taking into account relief for Secondary Contributions that are payable by Optionee (if any) and the prevailing legislation. The Corporation's assessment shall be final and binding on Optionee.

    Election.  The Employer has authorized the Corporation to enter into the following election with Optionee.

    1.  Optionee acknowledges that to the extent Optionee is subject to income tax pursuant to Section 135 of the U.K. Income and Corporation Taxes Act 1988 and to Class 1 NIC pursuant to Section 4 of the U.K. Social Security Contributions and Benefits Act 1992 (the "SSCBA"), Optionee shall be liable to pay the employee's primary Class 1 National Insurance Contributions (the "Primary Contributions") upon the occurrence of the event giving rise to the charge (the "Chargeable Event"), pursuant to section 4(4)(a) of the SSCBA. The Primary Contributions (if any) shall be payable with respect to the difference between the Fair Market Value (on the date of exercise of the Option) of the shares acquired upon exercise of the Option and the Exercise Price or otherwise on the gain arising as a result of the Chargeable Event.

    2.  Subject to an election to the contrary, the Employer is liable to pay secondary Class 1 National Insurance Contributions upon the occurrence of the Chargeable Event (the "Secondary Contributions"). Optionee and the Corporation (on behalf of the Employer) hereby elect that the entire liability (if any) to pay Secondary Contributions is hereby transferred to Optionee. The Secondary Contributions shall be payable with respect to the difference between the Fair Market Value (on the date of the exercise of the Option) of the shares and the Exercise Price or otherwise on the gain as a result of the Chargeable Event.

    3.  Optionee hereby authorizes the Corporation to collect Primary and Secondary Contributions from Optionee at the time of the Chargeable Event by requiring Optionee, at Optionee's election:

       (i) to deliver cash or cleared funds to the Employer at that time, or

      (ii) to (a) sell some of the shares which Optionee is entitled to receive on the exercise of the Option (where applicable) through a Corporation-designated broker and (b) instructing the broker to immediately remit sufficient funds from such sale to the Corporation to satisfy the Secondary Contributions. Such funds shall be transmitted to the Employer within 30 days of the exercise of the Option or (if earlier) within 14 days of the end of the tax month during which the exercise of the Option occurred.

    The determination of whether Primary and / or Secondary Contributions are to be accounted for and if so the amount due upon the occurrence of the Chargeable Event shall be assessed by the Corporation having regard to the National Insurance Contribution rates in force at the time of the Chargeable Event and the prevailing legislation. The Corporation's determination shall be final and binding on Optionee.

    4.  Optionee and the Corporation (on behalf of the Employer) agree to be bound by the terms of this Election.

    5.  This Election shall continue in effect until such time (if ever) as:

       (i) both Optionee and the Corporation (on behalf of the Employer) agree that itshould cease to have effect.

      (ii) it ceases to have effect in accordance with its terms

      (iii) notice is given to the Optionee by the Employer terminating its effect

    In the event that the Inland Revenue notifies the Employer that the approval has been withdrawn in relation to any future Elections, the Employer will notify Optionee within 14 days of receipt of the notice of withdrawal.

    6.  The Employer agrees to pay the Secondary Contributions to the Inland Revenue on behalf of Optionee within 14 days after the end of the tax month during which the Chargeable Event occurred. The Employer will report to the Inland Revenue:

       (i) details of the amount of NIC arising upon occurrence of the Chargeable Event;

      (ii) the amount of the liability which was transferred by way of the Election; and

      (iii) the date on which the transferred liability was paid to the Collector of Taxes.

    The Corporation undertakes to provide the Employer with sufficient information to enable the Employer to comply with the above reporting requirements.

    7.  The arrangements for the payment of Primary and Secondary Contributions (where due) by the Optionee shall apply whether the Optionee has ceased employment or has left the UK.

DATED: ,
POLYCOM, INC.
By:
Title:

OPTIONEE
Address:

Attachments:
Exhibit A—Stock Option Agreement
Exhibit B—Plan Summary and Prospectus

QuickLinks

  Exhibit (d)(2)
RULES OF THE POLYCOM INC. 1996 STOCK INCENTIVE PLAN (As amended 20 May 1999) INLAND REVENUE APPROVED RULES FOR UK EMPLOYEES ("THE SUB-PLAN")
SCHEDULE RULES OF THE POLYCOM INC. 1996 STOCK INCENTIVE PLAN INLAND REVENUE APPROVED RULES FOR UK EMPLOYEES ("THE SUB-PLAN")
  U.K. Optionee
POLYCOM, INC. NOTICE OF GRANT OF STOCK OPTION AND ELECTION TO TRANSFER EMPLOYER'S SECONDARY CLASS 1 NATIONAL INSURANCE LIABILITY